                                  FORM 8-A/A

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                              STB SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              TEXAS                               75-1855896
    (STATE OF INCORPORATION)           (IRS EMPLOYER IDENTIFICATION NO.)

            1651 NORTH GLENVILLE DRIVE
                 RICHARDSON, TEXAS                  75081

    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)      (ZIP CODE)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS                              NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                              EACH CLASS IS TO BE REGISTERED

       NONE                                                    NONE

         IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF DEBT SECURITIES AND IS EFFECTIVE UPON FILING PURSUANT TO GENERAL INSTRUCTION A.(c)(1), PLEASE CHECK THE FOLLOWING BOX. [ ]

         IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF DEBT SECURITIES AND IS TO BECOME EFFECTIVE SIMULTANEOUSLY WITH THE EFFECTIVENESS OF A CONCURRENT REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 PURSUANT TO GENERAL INSTRUCTION A.(c)(2), PLEASE CHECK THE FOLLOWING BOX. [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                             COMMON STOCK, $.01 PAR VALUE
                                   (TITLE OF CLASS)

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED

         AUTHORIZED SHARES

              The authorized capital stock of STB Systems, Inc. (the "Company") consists of 25,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), issuable in series.

         COMMON SHARES

              The holders of shares of Common Stock have no preemptive rights to maintain their respective percentage ownership interest in the Company or other subscription or conversion rights for other securities of the Company. Shares of Common Stock are not redeemable or subject to further calls or assessments. The outstanding shares of Common Stock are fully paid and nonassessable. Each holder of Common Stock is entitled to one vote per share of Common Stock which that person holds. The Company's Amended and Restated Articles of Incorporation prohibit cumulative voting. Holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor and are entitled to share ratably in the net assets available for distribution to such holders upon liquidation, dissolution and winding up of the Company.

         PREFERRED STOCK

              The Board of Directors of the Company may issue Preferred Stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. It is not possible to state the actual effect of the issuance of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors of the Company determines the specific rights of the holders of such Preferred Stock. However, among other effects, the issuance of Preferred Stock might restrict dividends on the Common Stock, dilute the voting power of the Common Stock, impair the liquidation rights of the Common Stock and delay or prevent a change in control of the Company without further action by the Company's shareholders.

ITEM 2.  EXHIBITS

The following exhibits are hereby filed with the Securities and Exchange
Commission:

2.1      Articles of Amendment to the Articles of Incorporation of STB
         Systems, Inc.

                                  SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             STB SYSTEMS, INC.



October 22, 1997                             By:  /s/ Bryan F. Keyes
                                                  -----------------------------
                                                  Bryan F. Keyes
                                                  Director of Legal and Finance

                                    EXHIBIT INDEX

ITEM NO.                             DESCRIPTION
--------                             -----------

  2.1    Articles of Amendment to the Articles of Incorporation of STB
         Systems, Inc.